Exhibit 16.1

Deloitte & Touche LLP
12830 El Camino Real
Suite 600
San Diego, CA 92130
USA

Tel:+1 619 232 6500
Fax:+1 619 237 6802
www.deloitte.com

November 30, 2021

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of CV Sciences, Inc. Form 8-K dated November 30, 2021, and we agree with the statements made therein.

Yours truly,

/s/ DELOITTE & TOUCHE LLP